Exhibit4.4
Amended and Restated Series D-2 Stock Purchase Warrant, dated as of May 23, 2003
--------------------------------------------------------------------------------

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

                                                               Right to Purchase
                                                                  500,901 Shares
                                                                of Common Stock,
                                                                par value $0.001
                                                                       per share
                                GERON CORPORATION
                     SECOND AMENDED AND RESTATED SERIES D-2
                             STOCK PURCHASE WARRANT

Registered Owner:

     This warrant is a duly authorized warrant (the "Warrant") of Geron Corporation, a Delaware corporation (the "Company") referred to in the Securities Purchase Agreement (the "Purchase Agreement"), dated as of June 29, 2000, by and between the Company and the Purchaser (as defined in the Purchase Agreement), as amended by that certain Restructuring Agreement (the "Initial Restructuring Agreement"), dated as of November 9, 2001, by and between the Company and the Purchaser and as further amended by that certain Restructuring Agreement (the "Second Restructuring Agreement"), dated as of May 23, 2003, by and between the Company and the Purchaser. This Warrant is subject to the terms and conditions of the Purchase Agreement, the Initial Restructuring Agreement and the Second Restructuring Agreement, copies of which are on file at and may be obtained from the Company at its principal office at the address set forth in
Section 11 hereof. This certifies that, for value received the Company grants the following rights to the Registered Owner, or assigns, of this Warrant:

ARTICLE I. Issue. Upon tender (as defined in Section 5 hereof) to the Company, the Company shall issue to the Registered Owner, RGC International Investors, LDC, or assigns, up to the number of shares specified in Section 2 hereof of fully paid and non-assessable shares of Common Stock, par value $.001 per share ("Common Stock"), that the Registered Owner, or assigns, is otherwise entitled to purchase.

ARTICLE II. Number of Shares. The total number of shares of Common Stock that the Registered Owner, or assigns, of this Warrant is entitled to receive upon exercise of this Warrant is 500,901 shares of Common Stock, subject to adjustment from time to time as set forth in Section 6 below. The Company shall at all times have authorized, reserved and held available sufficient shares of Common Stock to satisfy all conversion and purchase rights represented by outstanding convertible securities, options and warrants, including this Warrant, for issuance upon exercise of this Warrant, such number of shares equal to 100% of the shares for which it may then be exercised. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of this Warrant shall, upon issuance, be duly and validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the purchase and the issuance of the shares.

ARTICLE III. Exercise Price. The initial exercise price of this Warrant, the price at which the shares of stock issuable upon exercise of this Warrant may be purchased, is $7.50 and subject to adjustment from time to time pursuant to the provisions of Section 6 below (the "Exercise Price").

     3A. Payment of Exercise Price. The Registered Owner may pay the Exercise Price in one of the following manners:

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          A.   Cash Exercise. The Registered Owner shall deliver immediately available funds or a check payable to the Company; or

          B. Cashless Exercise. At such time as, but only at such time as, after the 120th day after the date of original issuance of this Warrant (i.e. June 29, 2000) (the "Original Issue Date"), all of the Registrable Securities (as defined in the Series D Registration Rights Agreement) are not registered pursuant to an effective registration statement, the Registered Owner shall have the right to surrender this Warrant to the Company together with a notice of cashless exercise, in which event the Company shall issue to the Registered Owner the number of Warrant Shares determined as follows:


 where: X = Y (A-B)/A X = the number of Warrant Shares (as defined in the Second Restructuring Agreement) to be issued to the Registered Owner Y = the number of Warrant Shares with respect to which this Warrant is being exercised A = the average of the Per Share Market Value of the Common Stock for the five (5) Trading Days immediately prior to (but not including) the date of exercise B = the Exercise Price


For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Registered Owner, and the holding period for the Warrant Shares shall be deemed to have been commenced, on the Original Issue Date to the extent permitted by Rule 144.

ARTICLE IV. Exercise Period. Subject to the provisions of Section 7(a) hereof, this Warrant may be exercised at any time and from time to time on or after the date on which this Warrant is issued and delivered and before 5:00 p.m., New York City time on December 31, 2006 (the "Exercise Period"). If not exercised during this period, this Warrant and all rights granted under this Warrant shall expire and lapse.

ARTICLE V. Tender. This Warrant may be exercised, in whole or in part, by actual delivery of (i) the Exercise Price in cash, (ii) a duly executed Warrant Exercise Form, a copy of which is attached to this Warrant as Exhibit A, properly executed by the Registered Owner, or assigns, of this Warrant, and
(iii) by surrender of this Warrant. The payment and Warrant Exercise Form must be delivered, personally or by mail, to the registered office of the Company. Documents sent by mail shall be deemed to be delivered when they are received by the Company. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.

ARTICLE VI. Adjustment of Exercise Price.

          1. Common Stock Dividends; Common Stock Splits; Reverse Common Stock Splits. If the Company, at any time while this Warrant is outstanding, (a) shall pay a stock dividend on its Common Stock,
               (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Exercise Price shall be multiplied by a fraction the numerator of which shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and the denominator of which shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section (6)(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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          2.   [Intentionally Omitted.]

          3.   [Intentionally Omitted.]

          4. Rounding. All calculations under this Section 6 shall be made to the nearest cent or the nearest l/l00th of a share, as the case may be.

          5. Notice of Adjustment. Whenever the Exercise Price is adjusted pursuant to Section 6(a), the Company shall promptly mail to the holder of the Warrant, a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Upon each adjustment of the Exercise Price pursuant Section 6(a), the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

          6. Redemption Events. In case of (A) any reclassification of the Common Stock, (B) any consolidation or merger of the Company with or into another person pursuant to which (i) a majority of the Company's Board of Directors will not constitute a majority of the board of directors of the surviving entity or (ii) less than 51% of the outstanding shares of the capital stock of the surviving entity will be held by the same shareholders of the Company prior to such reclassification, consolidation or merger,
               (C) the sale or transfer of all or substantially all of the assets of the Company, (D) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, (E) suspension from listing or delisting of the Common Stock from the National Market System of the Nasdaq Stock Market ("Nasdaq") or any other exchange on which the Common Stock is listed for a period of five (5) consecutive Trading Days, (F) the Company's notice to any Registered Owner, including by way of public announcement, at any time, of its intention, for any reason, not to comply with proper requests for the exercise of any such warrants, or (G) a breach by the Company of any representation, warranty, covenant or other term or condition of the Purchase Agreement, the Series D Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby or hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten (10) days after the Company knows or reasonably should have known of the existence of such breach (clauses (A) through (G) above referred to as a "Redemption Event"), the holder of the Warrant shall have the right thereafter to exercise the Warrant within ten (10) Business Days of the Redemption Event for the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Redemption Event, and the holder of the Warrant shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which the Warrant could have been converted immediately prior to such Redemption Event would have been entitled.

          7.   Reclassification, Etc. If:


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               a.   the Company shall declare a dividend (or any other
                    distribution) on its Common Stock; or

               b. the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock; or

               c. the Company shall authorize the granting to all of the holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; or

               d. the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

               e. the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of exercise of this Warrant, and shall cause to be mailed to the holder of this Warrant at its address as it shall appear below, at least thirty
(30) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to betaken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

          8.   [Intentionally Omitted.]

     In no event shall any provision in this Section 6 cause the Exercise Price to be greater than the Exercise Price on the date of issuance of this Warrant.

ARTICLE VII. Restriction on Exercise by the Registered Owner.

          (a) This Warrant may not be exercised during the Exercise Period so long as any portion of the Restated Series D Debentures (as defined in Section 8 hereof) remains outstanding.

          (b) Notwithstanding anything in this Warrant to the contrary, in no event shall the Holder of this Warrant be entitled to exercise a number of Warrants (or portions thereof) in excess of the number of Warrants (or portions thereof) upon exercise of which the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised Warrants and the unexercised or unconverted portion of any other securities of the Company (including the Restated Series D Debentures and the Restated Series D-1 Stock Purchase Warrant (as defined in the Second Restructuring Agreement) issued to RGC) subject to a limitation on conversion or exercise analogous to the limitation contained herein) and (ii) the number of shares of Common Stock issuable upon exercise of the Warrants (or portions thereof) with respect to which the determination described herein is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (i) hereof. Notwithstanding anything in this Warrant to the contrary, the restriction on Holder set forth in this paragraph shall not be amended without (i) the written consent of the Holder and the Company and (ii) the approval of the holders of a majority of the Company's Common Stock present, or represented by proxy, and voting at any meeting called to vote on the amendment of such restriction.

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

          (c) If on any date the Holder delivers a Warrant Exercise Form (the "Determination Date"), (a) the Common Stock is listed for trading or quoted on Nasdaq or the Nasdaq SmallCap Market, (b) the sum of: (i) the aggregate number of shares of Common Stock that would then be issuable upon exercise of this Warrant in accordance with the Warrant Exercise Form, (ii) the aggregate number of shares of Common Stock that have previously been issued upon exercise of this Warrant, (iii) the aggregate number of shares of Common Stock that would then be issuable upon exercise of the Amended and Restated Series D-1 Stock Purchase Warrant (the "D-1 Warrant") for which the Company has received a Warrant Exercise Form, (iv) the aggregate number of shares of Common Stock that have previously been issued upon exercise of the D-1 Warrant, (v) the aggregate number of shares of Common Stock that have previously been issued upon conversion of the Restated Series D Debentures, and (vi) any shares of Common Stock issued upon conversion of any other securities of the Company which, according to advice from Nasdaq or written opinion of counsel to the Company, would be aggregated with the Common Stock issuable upon conversion of this Warrant as required by the applicable rules and regulations of Nasdaq (or any successor entity), would equal or exceed twenty percent (20%) of the number of shares of Common Stock outstanding immediately prior to the Original Issue Date (such 20% calculated to equal 4,300,969 shares (the "Issuable Maximum")), and (c) the Company shall not have previously obtained the vote of the stockholders of the Company, if any, as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) to approve the issuance of shares of Common Stock in excess of the Issuable Maximum, then with respect to the Warrants then held by the Holder for which the exercise thereof pursuant to the Warrant Exercise Form would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the "Excess Shares"), the Company will either (i) pay cash to the Holder in an amount equal to the Exercise Amount in exchange for cancellation of such portion of this Warrant for which such Warrant Exercise Form has been delivered or (ii) deliver the Excess Shares. The "Exercise Amount" shall mean the product of
     (i) the difference of (a) the Per Share Market Value on the Determination Date less (b) the Exercise Price, multiplied by (ii) the number of Excess Shares for which such Warrant Exercise Form is delivered. For purposes of this Section 7(c), in the event that Warrant Exercise Forms are received simultaneously with respect to each of the D-1 Warrant and this Warrant, then shares of Common Stock shall be issued first upon exercise of the D-1 Warrant and then upon the exercise of this Warrant. If the Company fails either to deliver the Excess Shares or pay the Exercise Amount in full pursuant to this Section 7(c) within five (5) Business Days after the Determination Date, the Company will pay interest on the Exercise Amount at a rate of seven percent (7%) per annum to the Holder, accruing interest daily from the Determination Date until (i) such amounts, plus all such interest, if any, is paid in full or (ii) the Excess Shares are delivered and any interest due pursuant to this Section 7(c), if any, is paid in full. In no event shall the Company be required to issue shares of Common Stock upon exercise of this Warrant if such issuance would violate the rules of Nasdaq.


ARTICLE VIII. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement. As used in this Warrant, the following terms have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, "control," when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

     "Appraiser" has the meaning assigned to it in Section 6(c)hereof.

     "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other government actions to close.

     "Common Stock" means the shares of the Company's common stock, par value $.001 per share.

     "Company" means Geron Corporation, a Delaware corporation.

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     "Convertible Securities" has the meaning assigned to it in Section
6(h)(i)(A) hereof.

     "Exercise Period" has the meaning assigned to it the Section 4 hereof.

     "Exercise Price" has the meaning assigned to it in Section 3 hereof.

     "Initial Restructuring Agreement" means that certain Restructuring Agreement, dated as of November 9, 2001, between the Company and RGC.

     "Market Price" has the meaning assigned to it in Section 6(h)(i) hereof.

     "Options" has the meaning assigned to it in Section 6(h)(i)(A) hereof.

     "Per Share Market Value" means on any particular date (i) the closing bid price per share of the Common Stock on such date on Nasdaq or another registered national stock exchange on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (ii) if the Common Stock is not listed then on the National Market System of the Nasdaq Stock Market or any registered national stock exchange, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (iii) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the holder of this Warrant; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

     "Purchase Agreement" means that certain Securities Purchase Agreement, dated June 29, 2000, by and between the Company and the Purchaser (as defined in the Purchase Agreement).

     "Redemption Event" has the meaning assigned to it in Section 6(f) hereof.

     "Registered Owner" means RGC International Investors, LDC, or such other Person as shown on the records of the Company as being the registered owner of this Warrant.

     "Restated Series D Debentures" means the debentures issued by the Company pursuant to and in the form attached as Exhibit A to the Second Restructuring Agreement.

     "RGC" means RGC International Investors, LDC.

     "Second Restructuring Agreement" means that certain Restructuring Agreement, dated as of May 23, 2003, between the Company and the Purchaser.

     "Series D Registration Rights Agreement" means that certain Registration Rights Agreement, dated as of June 29, 2000, by and between the Company and the Initial Investor (as defined in the Series D Registration Rights Agreement), as amended by Amendment No. 1 on November 9, 2001 and as further amended by Amendment No. 2 on May 23, 2003.

     "Trading Day(s)" means any day on which the primary market on which shares of Common Stock are listed is open for trading.

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ARTICLE IX. Registration Rights. The Company will undertake the registration of the Common Stock into which this Warrant is exercisable at such times and upon such terms pursuant to the provisions of the Series D Registration Rights Agreement.

ARTICLE X. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been received
(a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received), telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 8:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if delivered on a business day after during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are (i) if to the Company to Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025 attn: David Greenwood, fax no. (650) 473-7701 with copies to Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025, Attn: Alan C. Mendelson, Esq., fax no. (650) 463-2600 and (ii) if to any Registered Owner to the address set forth immediately below such Registered Owner's name on the signature pages to the Second Restructuring Agreement or such other address as may be designated in writing hereafter, in the same manner, by such Person.

ARTICLE XI. Remedies. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Registered Owner, or assigns, by vitiating the intent and purpose of the transactions contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for breach of its obligations hereunder will be inadequate and agrees, in the event of a breach or threatened breach by the Company of any of the provisions hereunder, that the Registered Owner, or assigns, shall be entitled, in addition to all other available remedies in law or in equity, to an injunction or injunctions to prevent or cure breaches of the provisions of this Security and to enforce specifically the terms and provisions hereof, without the necessity of showing economic loss and without any bond or other security being required.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first set forth below.

                                  GERON CORPORATION


                                  By:/s/ DAVID L. GREENWOOD

                                      David L. Greenwood
                                      Senior Vice President, Corporate
                                      Development and Chief Financial Officer

Dated:  May 23, 2003.




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                                    EXHIBIT A

                              Warrant Exercise Form
                              ---------------------

TO:        GERON CORPORATION

     The undersigned hereby: (1) irrevocably subscribes for and offers to purchase _______ shares of Common Stock of Geron Corporation, pursuant to Warrant No. ___ heretofore originally issued to ___________________ on June 29, 2000; (2) encloses a payment of $__________ for these shares at a price of $________ per share (as adjusted pursuant to the provisions of the Warrant); and
(3) requests that a certificate for the shares be issued in the name of the undersigned and delivered to the undersigned at the address specified below. The undersigned represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

                                       Date:

                                       Investor Name:

                                       Taxpayer Identification
                                       Number:

                                       By:

                                       Printed Name:

                                       Title:

                                       Address:


                                       Note:    The above signature should
                                                correspond exactly with the name
                                                on the face of this Warrant
                                                Certificate or with the name of
                                                assignee appearing in assignment
                                                form below.

AND, if said number of shares shall not be all the shares purchasable under the within Warrant, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the shares purchasable thereunder less any fraction of a share paid in cash and delivered to the address stated above.


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